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                                                                    EXHIBIT 99.5

                             CAREER AWARD AGREEMENT

      THIS CAREER AWARD AGREEMENT (the "Agreement") is made by and between Regions Financial Corporation (the "Company") and the Executive named herein, effective as of the 20th day of December, 2005.

      WHEREAS, Executive is an important member of the Company's management team, and the Company desires to retain the services of Executive to assist the Company as it pursues growth and enhanced profitability; and

      WHEREAS, the Company desires to provide certain benefits to Executive as an inducement to encourage Executive to remain employed by the Company; and

      WHEREAS, the Company and Executive desire to restructure severance and change of control arrangements to provide for simplified change of control arrangements and enhanced severance benefits that are independent of change of control features.

      NOW, THEREFORE, in consideration of the mutual undertakings and agreements of the parties set forth herein, it is hereby agreed as follows:

1. Restricted Stock Award. On or before January 31, 2006, the Company will grant to Executive 26,075 shares of restricted stock under and subject to one of the Company's long term incentive plans, having the following additional features:

      A. The restriction will lapse five (5) years from the date of grant, at which time unrestricted ownership will vest in Executive. If Executive voluntarily resigns employment during the restriction period prior to age 60, the restricted stock will revert to the Company.

      B. The restriction will lapse immediately upon death, disability, retirement at or after age 60 or retirement with written consent of the Company, or termination of employment by the Company without cause.

      C. The Company will pay to Executive all dividends payable on the restricted stock during the restriction period so long as Executive remains employed with the Company.

      The above grant of restricted stock is in addition to any equity and bonus awards to Executive pursuant to plans in which Executive now or in the future participates.

2. Acceleration of Unvested Stock Options. Upon the effective date of this Agreement, all unvested nonqualified stock options previously granted to Executive will be deemed vested and immediately exercisable.

3.    Enhanced Severance Benefit.

      A. If Executive's employment hereafter is terminated by the Company without cause, and if Executive is not otherwise entitled to payment under the change of control agreement, the Company will pay to Executive, in addition to accrued salary and benefits, a lump sum severance payment equal to two times Executive's annual base salary in effect on the date of termination.

      B. During the 5 year restricted period identified in paragraph 1.A hereof, any termination by Executive as a result of a reduction of base salary or the

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            required relocation of the Executive's principal employment location to a location more than thirty-five (35) miles from the Executive's principal employment location on the effective date of this Agreement shall be considered a termination of employment by the Company without cause for purposes of this Agreement.

      C. In the event the Company determines, in good faith, (1) that any payment or benefit under this Section 3 is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and (2) that Executive is a "specified employee" (as defined in Section 409A of the Internal Revenue Code, with an identification date of December
            31), any such payment or benefit shall be paid no earlier than six months after Executive's separation from service with the Company.

4. Change of Control Modification. The Company and Executive acknowledge and agree that the prior employment agreement between them is being replaced and superseded by a change of control agreement executed at the same time as this Agreement. Upon execution of the new change of control agreement, the parties will have no rights or obligations under the prior employment agreement. Without limiting the generality of the foregoing, Executive and the Company stipulate and agree that, for purposes of Executive's prior employment agreement with the Company and notwithstanding the definition of "change of control" therein, the combination of Union Planters Corporation and former Regions Financial Corporation shall be deemed not to have constituted a "change of control."

5. Retirement. The Company agrees that Executive will be eligible for full retirement at or after age 60. If Executive retires at or after age 60:

      A. Executive will be eligible for retirement benefits in accordance with the terms of all applicable plans.

      B. Any unvested stock options will vest and become exercisable on the retirement date, and all stock options will remain exercisable for the full period of their original term, except for any stock options identified by Executive in writing prior to attaining age 60, which will be remain exercisable within ninety (90) days after retirement.

      C. Executive will retain all unvested restricted stock and any similar equity awards, which will vest on the retirement date.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above stated.

REGIONS FINANCIAL CORPORATION               EXECUTIVE

By: /s/ Harry Dinken                        /s/ David C. Gordon
    -------------------------               -----------------------------
Its: Authorized Officer

                                            David C. Gordon
                                            -----------------------------
                                            Print or Type Name of Executive

Date: December 20, 2005                     Date: December 20, 2005

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